Franklin, Louisiana

FOR RELEASE
3:15 pm October 29, 2008
For More Information Contact:
Patrick Little
President and CEO
(337) 560-7151

TECHE REPORTS 43.5% INCREASE IN 4th QUARTER FY08 EPS TO RECORD $0.99

FRANKLIN, LA (AMEX: TSH)--Teche Holding Company, holding company for Teche Federal Bank, today reported that earnings for the fourth quarter ended September 30, 2008 increased 43.5%, or $0.30 per share to a record $0.99 per diluted share.

“Our record earnings this quarter,” said CEO Patrick Little, “were due to increases in both SmartGrowth deposits and loans, our tenth consecutive annual increase in revenue, our fourth consecutive annual increase in net interest margin, very low net charge offs and a decrease in interest expense.”

“Finally, except for the impairment charge we recognized during the quarter, earnings for the quarter would have been $1.10 per share,” he stated.

In addition, Mr. Little stated, “These impressive results in the fourth quarter were achieved in spite of two hurricanes, Gustav and Ike, which impacted our area. Teche continued operations and provided customer service during and after the storms. We immediately reopened branches located in the areas most heavily affected by the storms – in many cases even before power was restored. Our branches incurred minimal damage and our dedicated employees were committed to helping our customers through these difficult times.”

Earnings for fiscal 2008, amounted to $5.7 million or $2.63 per diluted share, compared to $6.7 million or $2.94 per diluted share for fiscal 2007, a decrease of $0.31 per diluted share, or 10.5%, primarily due to certain one-time transactions in the third quarter.

Excluding various items set forth below, earnings for fiscal 2008 were $8.6 million, or $3.92 per diluted share, compared to earnings of $6.7 million, or $2.94 per diluted share, an increase of $0.98 per diluted share or 32.7%, primarily due to an increase in non-interest income, increases in both SmartGrowth deposits and in the SmartGrowth loan portfolio resulting in an increase in net interest margin.

        The Company reported the following important highlights:

•	EPS for the fourth quarter increased 43.5% or $0.30 per share to a record $0.99.
•	Revenue for fiscal 2008 increased $4.0 million or 10.6%, to $41.7 million from $37.7 million in fiscal 2007. Revenue for the fourth quarter was up 10.7%.
•	Net-Interest Income for fiscal 2008 increased $2.7 million or 11.6% to $25.9 million, compared to $23.2 million for fiscal 2007. Net-Interest Income for the fourth quarter was up 15.6%.
•	Non-Interest income for fiscal 2008 increased $1.3 million, or 9.0%, to $15.8 million, compared to $14.5 million for fiscal 2007. Non-Interest income for the fourth quarter was up 3.1%.
•	Net Interest Margin for fiscal 2008 increased to 3.71% from 3.57% for the same period in 2007.
•	Total SmartGrowth Deposits for fiscal 2008 increased $53.5 million, or 19.3%, to $330.4 million, from $276.9 million.
•	Total SmartGrowth Loans for fiscal 2008 increased $53.2 million or 14.1% to $429.5 million, from $376.3 million.
•	Allowance for Loan losses at September 30, 2008 amounted to 0.94% of total loans, compared to 0.90% a year ago.
•	Net Charge Offs, for fiscal 2008 amounted to 0.06% of average loans.
•	Tangible equity remained solid at 8.4% at September 30, 2008.
•	Dividends for fiscal 2008 increased to $1.37 per share compared to $1.26 per share for the year ended September 30, 2007, an increase of 8.7%, with an effective yield of 4.41%.

Net Income reconciliation for certain items

Here is a calculation of Net Income excluding certain items:

	Three months ended	Twelve months ended
	Sept. 30, 2008	Sept. 30, 2008

Net Income	$2,119	$5,709
Add back (net of tax)
Benefit Plan Settlement	—	$1,073
Impairment/Loss on Investments	$275	$2,020
Loss on Sale of Mortgages	—	$116
Deduct
Tax Credit	$(61)	$(399)
Net Income excluding certain items	$2,333	$8,519
ROAA excluding certain items	1.22%	1.14%
ROAE excluding certain items	13.52%	12.38%
Diluted EPS excluding certain items	$1.10	$3.92

Revenue

Revenue (Net interest income plus non interest income) for fiscal 2008 amounted to $41.7 million, an increase of $4.0 million or 10.6% over the prior fiscal year.

Revenue for the quarter amounted to $10.7 million. This was an increase of $1.0 million, or 10.7% compared to the same period in fiscal 2007 and $51,000 or 0.5% compared to the linked quarter.

“Top line income for the Company has increased for 10 consecutive years,” said Little. “We are very pleased with our steadily increasing operating revenue, particularly in these troubling times.”

Net Interest Income

Fiscal 2008. Net-interest income for fiscal 2008 amounted to $25.9 million, compared to $23.2 million for the previous year, an increase of $2.7 million, or 11.6%, primarily due to increases in SmartGrowth Loans and Deposits and a decrease in the cost of interest bearing liabilities.

Fourth Quarter 2008. Net-interest income for the three months ended September 30, 2008, amounted to $6.8 million compared to $5.9 million in the same quarter last year,

an increase of $0.9 million or 15.6%, primarily due to a decrease in interest paid on deposits and FHLB advances.

Net Interest Margin

Net interest margin amounted to 3.71% for the twelve months ended September 30, 2008, compared to 3.57% for the same period in fiscal 2007. The cost of interest bearing liabilities decreased to 3.17% for fiscal 2008, compared to 3.42% in fiscal 2007. The yield on interest earning assets decreased to 6.54%, compared to 6.62% in fiscal 2007.

For the fourth quarter, net interest margin amounted to 3.82%, compared to 3.57% for the fourth quarter in fiscal 2007. The cost of interest bearing liabilities for the fourth quarter of fiscal 2008 decreased to 2.91% compared to 3.53% for the same period in fiscal 2007. The yield on interest earning assets decreased to 6.42% for the fourth quarter of fiscal 2008, compared to 6.73% for the same period in fiscal 2007.

Net interest margin increased slightly in fiscal 2008 for several reasons. First, an increase in checking account balances, tending to lower the cost of funds, and second an increase in commercial loan balances, tending to increase interest rates on loans. Net interest margin for the quarter ended September 30, 2008 increased primarily due to a reduction in rates paid on interest bearing deposits.

“The continued execution of our SmartGrowth strategy, has positively affected our net interest margin,” said Little. “SmartGrowth Loans and SmartGrowth Deposits both increased about $53 million for FY08. At the same time, we sold approximately $36.3 million in long-term, low-yielding mortgages, resulting in a decrease in those balances at year-end and we were able to reduce our higher cost time deposit balances by about $20 million. Together, these actions have positively impacted our profitability.”

Non-Interest Income

Fiscal 2008. Non-interest income for fiscal 2008 was $15.8 million, compared to $14.5 million for fiscal 2007, an increase of $1.3 million or 9.0%. Excluding the items set forth below, non-interest income for Fiscal 2008 would have been $16.3 million (2.17% of average assets), an increase of $1.8 million, or 12.4% over fiscal 2007. Non-interest income for fiscal 2008 included income of $112,000 related to the sale of Visa shares as a result of the Visa initial public offering in March 2008 and a $172,000 loss on the sale of long-term fixed rate residential mortgages totaling $36.3 million.

Non-interest income for this period amounted to 37.9% of revenue, compared to 38.5% for fiscal 2007. Deposit service charges amounted to 95.8% of total non-interest income for the twelve-month period ended September 30, 2008, compared to 91.6% for fiscal 2007.

Fourth Quarter 2008. Quarterly non-interest income was $3.9 million, compared to $3.8 million for the same period in fiscal 2007, an increase of $0.1 million, or 3.1%.

Non-interest income amounted to 36.4% of operating revenue, compared to 39.2% for the same quarter in fiscal 2007. Deposit service charges amounted to 95.8% of total non-interest income for this quarter, compared to 91.2% in 2007.

Non-Interest Expense

For fiscal 2008 non-interest expense amounted to $30.5 million, compared to $27.4 million for fiscal 2007, an increase of $3.1 million, or 11.4%. Non-interest expense for fiscal 2008 included a pretax charge of approximately $1.5 million for the defined pension plan as previously disclosed.

Excluding the charge, for fiscal 2008, non-interest expense amounted to 3.86% of average assets, or $29.0 million, an increase of $1.6 million, or 5.7%.

Non-interest expense for the quarter ended September 30, 2008 was $7.6 million compared to $7.3 million for the three months ended September 30, 2007, an increase of $0.3 million or 4.6%. Non-interest expense for the quarter amounted to 3.97% of average assets, or $7.6 million, an increase of $0.3 million, or 4.6% compared to the same quarter in fiscal 2007.

Excluding the charge, non-interest expense increases for fiscal 2008 were primarily due to the operational expenses of a new branch office, compensation and professional fees.

Deposit Growth

Total deposits, for fiscal 2008 increased $33.7 million, or 6.1%, to $589.2 million at September 30, 2008, from $555.6 million at September 30, 2007.

SmartGrowth Deposits

SmartGrowth Deposits, consisting of checking accounts, savings accounts and money market accounts, for fiscal 2008 increased $53.5 million, or 19.3%, to $330.4 million at September 30, 2008 from $276.9 million at September 30, 2007. This increase in

SmartGrowth deposits amounted to 159.1% of deposit growth over the twelve-month period. Checking account balances increased $10.6 million, or 7.9%, to $144.6 million, from $134.0 million, amounting to 31.4% of the growth in deposits in fiscal 2008. Checking accounts amounted to 24.5% of total deposits compared to 24.1% a year ago. For fiscal 2008, money market accounts increased by $39.5 million from $90.9 to $130.4 million, due to the successful promotion of the “Select” Money Market Account. The current average interest rate on Money Market deposits is 2.06%, at September 30, 2008.

SmartGrowth Deposits at September 30, 2008, amounted to 56.1% of all deposits compared to 49.8% at September 30, 2007.

Loan Growth

Loan growth for fiscal 2008 was $23.1 million, or 4.1%, to $590.1 million at September 30, 2008. Loan growth was affected by the sale of $36.3 million in low yielding mortgage loans in the third quarter of fiscal 2008. On a linked quarter basis, fourth quarter loan growth was $3.3 million or 0.6%.

The company originated $252.6 million in loans for fiscal 2008, including $137.6 million in commercial loans and $78.2 million in other SmartGrowth Loans.

SmartGrowth Loans

SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, increased $53.2 million, or 14.1%, to $429.5 million at September 30, 2008 from $376.3 million at September 30, 2007, primarily due to commercial and mobile home loan originations. For the linked quarter, SmartGrowth Loans increased $3.0 million or 0.7%.

For the twelve-month period, commercial loans increased $28.4 million, or 17.9%, to $187.8 million, consumer loans increased $18.1 million, or 22.5% to $98.6 million from $80.5 million at September 30, 2007 primarily due to mobile home loan originations. For the linked quarter, the Commercial Loan portfolio decreased $3.3 million or 1.7% primarily due to greater than normal prepayments.

SmartGrowth Loans amounted to 72.8% of total loans at September 30, 2008 compared to 66.4% at September 30, 2007.

“For the past eight years, we have been gradually increasing our SmartGrowth loans,” said Little. “This past year we have shown solid gains in both commercial and consumer loans.”

Asset Quality

Non-performing assets as a percent of total assets at September 30, 2008 amounted to 0.88% of total assets compared to 0.71% at September 30, 2007. The acquisition of First Federal in 2004 accounted for 23% of the NPAs at September 30, 2008.

The provision for loan losses for the quarter ended September 30, 2008 amounted to $160,000 compared to $400,000 for the same quarter in 2007.

For fiscal 2008, the provision for loan losses amounted to $825,000 compared to $605,000 for fiscal 2007 reflecting growth in both the commercial and consumer loan portfolios and charge-offs for the quarter ended September 30, 2008.

Net charge-offs for the quarter amounted to 0.01% of average loans. Net charge-offs for the same period in fiscal 2007 amounted to 0.03% of average loans.

Net charge-offs for the twelve-month period ended September 30, 2008 amounted to 0.06% of total loans, compared to 0.07% for fiscal 2007. Approximately 26% of net charge offs were attributed to the acquisition in 2004.

“This is the second consecutive year our net charge offs have decreased,” said Little. This is a testimony not only to the strong economy here in South Louisiana, but also to our strong underwriting standards.”

The allowance for loan losses increased to 0.94% of total loans, or $5.5 million, at September 30, 2008 compared to 0.90% of total loans, or $5.1 million at September 30, 2007 and 0.93% of total loans at June 30, 2008.

Loss on Sale of Securities

Loss on sale of securities for Fiscal 2008 includes a loss of $2.6 million on the withdrawal of the Company’s investment in the AMF Ultra Short Mortgage Fund incurred in the third quarter and an additional charge of $407,000 incurred in the quarter ended September 30, 2008. The book value of the Private Label Mortgage Backed Securities received upon the Company’s withdrawal from this fund, was $6.5 million at September 30, 2008.

While the Company has benefited from receipt of the securities by receiving monthly principal and interest payments directly and eliminating the 46 basis point fund management fee, depending upon market conditions and future performance of these securities, the Company may incur additional pre-tax charges resulting from decreased performance of these securities in future periods in accordance with generally accepted accounting principles.

Gain on sale of securities for fiscal 2007 included a $164,000 pre tax gain on sale of securities.

Capital

The ratio of tangible equity to total assets at September 30, 2008 amounted to 8.4%, compared to 8.84% at September 30, 2007. The decrease is primarily due to stock repurchases in fiscal 2008, offset somewhat by earnings for fiscal 2008.

Income Tax

Income tax for fiscal 2008 amounted to $2.0 million, compared to $3.2 million for fiscal 2007, primarily due to a decrease in income before tax and to tax credits related to the areas affected by the hurricanes in the amount of $399,000.

Increase in Dividends

               Since June 12, 2003, Teche has increased its quarterly cash dividends twenty-two consecutive quarters and currently pays a $0.35 per share quarterly dividend. Based on the closing price of our common stock on September 30, 2008, the annualized dividend yield was 4.41%.

Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in South Louisiana and serves over 60,000 customers. Teche Federal Bank is the fourth largest publicly owned bank based in Louisiana with over $760 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). Teche Holding Company’s common stock is traded under the symbol “TSH” on the American Stock Exchange.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

###

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Statements of Income

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	Sept. 30		Sept. 30
	2008	2007	2008	2007

Interest Income	$11,417	$11,040	$45,633	$43,041
Interest Expense	4,620	5,176	19,733	19,857
Net Interest Income	6,797	5,864	25,900	23,184
Provision for Loan Losses	160	400	825	605
Net Interest Income after
Provision for Loan Losses	6,637	5,464	25,075	22,579
Other Income	3,872	3,775	15,813	14,522
Other Expenses	7,604	7,269	30,552	27,414
Income Before Gain on Sales of
Securities and Income Taxes	2,905	1,970	10,336	9,687
Gain (loss) on Sales of Securities	1	77	(2,580)	164
Income Taxes	787	491	2,047	3,170

Net Income	$2,119	$1,556	$5,709	$6,681

Selected Financial Data

Dividends Declared Per Share	$0.35	$0.33	$1.37	$1.26
Basic Earnings Per Common Share	$1.00	$0.70	$2.65	$3.01
Diluted Earnings Per Common Share	$0.99	$0.69	$2.63	$2.94
Annualized Return on Avg. Assets	1.11%	0.87%	0.76%	0.95%
Annualized Return on Avg. Equity	12.28%	9.32%	8.29%	10.24%
Annualized Return on Avg.
Tangible Equity (1)	13.02%	9.93%	8.80%	10.95%
Yield on Interest Earning Assets	6.42%	6.73%	6.54%	6.62%
Cost of Interest Bearing Liabilities	2.91%	3.53%	3.17%	3.42%
Net Interest Margin	3.82%	3.57%	3.71%	3.57%
Non Interest Income/Avg. Assets	2.02%	2.12%	2.11%	2.06%
Non Interest Expense/Avg. Assets	3.97%	4.08%	4.07%	3.89%
Net Charge Offs/Avg. Loans	0.01%	0.03%	0.06%	0.07%
Weighted avg. shares Outstanding
Basic	2,118	2,210	2,154	2,217
Diluted	2,133	2,255	2,171	2,274

AVERAGE BALANCE SHEET DATA
Total Assets	$765,779	$712,106	$749,825	$704,545
Earning Assets	$711,430	$656,656	$697,236	$650,122
Loans	$591,898	$563,702	$594,944	$547,740
Interest-bearing deposits	$537,422	$506,263	$526,456	$503,366
Total deposits	$593,862	$558,585	$581,253	$555,082
Total stockholders’ equity	$69,045	$66,816	$68,833	$65,233
Average Stockholders’ Equity	$69,045	$66,816	$68,833	$65,233

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information:

Annualized Return on Avg.
Tangible Equity (1)

Less average goodwill and other intangible assets, net of related income taxes	3,723	3,762	3,743	3,779
Average Tangible Equity	$65,322	$63,054	$65,090	$61,454
Net Income(Loss)	$2,119	$1,556	$5,709	$6,681
Plus Amortization of core deposit Intangibles, net of related income taxes	7	10	36	46
Net Income (Loss), as adjusted	$2,126	$1,566	$5,745	$6,727

TECHE HOLDING COMPANY

(Dollars in thousands, except per share data)

Franklin, LA

Balance Sheets

(UNAUDITED)

at

	Sept 30, 2008	Sept. 30, 2007
SmartGrowth Loans
Consumer	$98,632	$80,538
Commercial	187,791	159,346
Home Equity	55,713	52,094
Alternative Mortgage Loans	87,404	84,338
Total SmartGrowth Loans	429,540	376,316
Mortgage Loans (owner occupied conforming)	160,596	190,755
Total Loans	590,136	567,071
Allowance for Loan Losses	(5,545)	(5,083)
Loans Receivable, Net	584,591	561,988

Cash and Securities	135,819	109,657
Goodwill and Other Intangibles	3,756	3,811
Foreclosed Real Estate	343	1,218
Other	44,979	42,693
TOTAL ASSETS	$769,488	$719,367

SmartGrowth Deposits
Checking	$144,601	$134,039
Money Market	130,399	90,944
Savings	55,390	51,868
Total SmartGrowth Deposits	330,390	276,851
Time Deposits	258,838	278,718
Total Deposits	589,228	555,569

FHLB Advances	104,877	89,756
Other Liabilities	7,339	7,036
Stockholders’ Equity	68,044	67,006
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$769,488	$719,367

Ratio of Equity to Assets	8.84%	9.31%
Tangible Equity to Tangible Assets (2)	8.40%	8.84%
Book Value per Common Share	$32.12	$30.43
Tangible Book Value Per Common Share (2)	$30.37	$28.73
Non-performing Assets/Total Assets	0.88%	0.71%
Shares Outstanding (in thousands)	2,118	2,202

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:

Stockholders’ Equity	$68,044	$67,006
Less goodwill and other Intangible
assets, net of related income taxes	(3,721)	(3,751)

Tangible Stockholders’ Equity	$64,323	$63,255

Total Assets	$769,488	$719,367
Less goodwill and other Intangible
assets, net of related income taxes	(3,721)	(3,751)
Total Tangible Assets	$765,767	$715,616